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                                                                    EXHIBIT 12.1

                        FELCOR LODGING TRUST INCORPORATED

 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                    DIVIDENDS

                                                                                                       Six Months Ended
                                                                Year Ended December 31,                    June 30,
                                                   -------------------------------------------------   ----------------
                                                     2000     2001      2002       2003       2004      2004      2005
                                                   -------   -------   -------   --------   --------   -------   ------
Income (loss) from continuing operations            38,941   (52,492)  (62,020)  (181,400)  (108,269)  (49,366)   4,470
Minority interests                                   5,377    (9,531)   (6,099)   (13,954)    (7,755)   (2,764)    (975)
Equity in income of unconsolidated entities        (14,820)   (7,346)   10,127     (2,370)   (17,121)   (3,673)  (4,968)
                                                   -------   -------   -------   --------    --------   -------  ------
Pre-tax income (loss) from continuing operations
before adjustment for minority interests in
consolidated  subsidiaries or income or loss from
equity investees                                    29,498   (69,369)  (57,992)  (197,724)  (133,145)  (55,803)  (1,473)

Fixed charges:
Interest expense                                   158,620   159,177   164,368    167,431    152,394    81,114   67,614
Capitalized interest                                 1,080       811       775        588      1,489       200      979
                                                   -------   -------   -------   --------   --------    ------   ------
The sum of interest expensed and capitalized,
amortized premiums, discounts and capitalized
expenses  related to indebetedness                 159,700   159,988   165,143    168,019    153,883    81,314   68,593

Amortization of capitalized interest                 1,200     1,269     1,225        819        924       398      458

Distributed income of equity investees              25,358     8,132    11,310      8,848     22,831     3,129    4,671

Interest capitalized                                (1,080)     (811)     (775)      (588)    (1,489)     (200)    (979)
                                                   -------   -------   -------   --------   --------   -------   ------

Earnings                                           214,676    99,209   118,911    (20,626)    43,004    28,838   71,270
                                                   =======   =======   =======   ========   ========   =======   ======

Fixed charges                                      159,700   159,988   165,143    168,019    153,883    81,314   68,593
Preferred Distributions                             24,682    24,600    26,292     26,908     35,130    15,696   19,900
                                                   --------------------------------------------------------------------
Total Fixed Charges and Preferred Distributions    184,382   184,588   191,435    194,927    189,013    97,010   88,493
                                                   ====================================================================

Ratio of Earnings to Fixed Charges and                 1.2       0.5       0.6       (0.1)       0.2       0.3      0.8
Preferred Distributions

Deficiency                                                    85,379    72,524    215,553    146,009    68,172   17,223
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